Exhibit 99.2

FOR IMMEDIATE RELEASE                                     CONTACT: Brian Corbett
October 17, 2003                                                   334 353 4053

                     ADOC ANNOUNCES NEW HEALTHCARE CONTRACT

MONTGOMERY - The Alabama Department of Corrections (ADOC) will team with Prison Health Services (PHS) of Brentwood, Tennessee, to provide comprehensive medical coverage for inmates on a statewide basis. PHS earned the contract through a request for proposal process. Cost for the three-year contract is $142,655,781.00 with two - 1 year options. Based on this contract price PHS submitted the lowest cost proposal. . Budgeted costs are based not only on ADOC data but comparisons to other correctional systems to arrive at realistic spending levels that are required to deliver healthcare services according to ADOC requirements and community standards of care. This offer contains innovative approaches to managed care and provides the ADOC with the most cost effective use of resources while meeting service delivery requirements.

Prison Health Services has been providing quality correctional healthcare for more than 25 years. Currently, PHS serves more than 222,000 inmates in 26 states, 146 jails and 172 prisons, and will now service six statewide systems. In addition to comprehensive medical programs, PHS also provides dental care, mental health and substance abuse programs, along with recruitment and staffing services. Diabetic and HIV protocols are also in place.
Prison Health Services has achieved both NCCHC and ACA accreditation and will create a secure webiste to collect and disseminate reporting information to the ADOC. PHS is the only publicly traded company in the field of correctional healthcare, which means fully accountable financial performance.

ADOC Commissioner Donal Campbell is ready to begin work with Prison Health Services. "PHS is a reputable company with a long history of providing comprehensive medical healthcare. I look forward to working with them in an effort to provide continued quality care to our inmate population."

In a separate RFP process, Mental Health Management Services of Vienna, Virginia, has been awarded a three-year contract to provide mental health treatment for ADOC inmates. The contract cost is $29,163,855. MHM has more than 8 years experience providing correctional mental health care, servicing more than 120,000 inmates in 8 states. As the incumbent mental health provider, MHM is responsible for the provision of a variety of behavioral and mental health programs and services throughout Alabama's 28,000-inmate system.

Dr. Ronald Cavanaugh, ADOC Director of Treatment, is pleased with the level of care provided by MHM and stated that "Mental Health Management is known for their expertise in providing mental health treatment within a correctional setting.
We look forward to their continued service in the State of Alabama."

Each of the two new professional service contracts is effective November 3, 2003.

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